As filed with the Securities and Exchange Commission on June 2, 2009

Registration No. 333-159615

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CSR plc

(Exact Name of Registrant as Specified in its Charter)

England and Wales	3674	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Churchill House, Cambridge Business Park, Cowley Road,

Cambridge CB4 0WZ

United Kingdom

Tel: +44 (0) 1223 692000

(Address and Telephone Number of Registrant’s Principal Executive Offices)

National Registered Agents, Inc.

100 Canal Pointe Boulevard

Suite 108

Princeton, New Jersey 08540

United States of America

Tel: (609) 716-0300

(Name, Address and Telephone Number of Agent for Service)

Copies to:

David K. Lakhdhir Paul, Weiss, Rifkind, Wharton & Garrison LLP Alder Castle, 10 Noble Street London EC2V 7JU United Kingdom Telephone: (44) 20 7367 1600	William Underhill Slaughter and May One Bunhill Row London EC1Y 8YY United Kingdom Telephone: (44) 20 7600 1200	Christopher Edwards Vice President Legal CSR plc Churchill House Cambridge Business Park Cowley Road Cambridge CB4 0WZ United Kingdom Telephone: (44) 1223 692000	Adam R. Dolinko V.P. and General Counsel SiRF Technology Holdings, Inc. 217 Devcon Drive San Jose, California 95112 Telephone: (408) 467-0410	Peter S. Malloy Simpson Thacher & Bartlett LLP 2550 Hanover Street Palo Alto, California 94304 United States of America Telephone: (650) 251-5000

Approximate date of commencement of proposed sale of the securities to the public: as promptly as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Ordinary Shares, par value £0.001	51,057,000	$3.84	$196,058,880	$10,941

(1)

Ordinary shares of CSR plc issuable upon exchange of shares of common stock par value $0.0001 per share of SiRF Technology Holdings, Inc. Each share of SiRF common stock will be exchanged for 0.741 of a CSR ordinary share, par value of £0.001 per share.

(2)

Based on (i) 63,929,173 shares of common stock, par value $0.0001 per share, of SiRF Technology Holdings, Inc. (“SiRF”) outstanding as of May 28, 2009, (ii) 22,240 shares of SiRF common stock issuable upon conversion of certain warrants, (iii) up to 4,744,335 shares of SiRF common stock issuable upon conversion of certain options, (iv) up to 207,086 shares of SiRF common stock issuable upon vesting of certain restricted stock units and (v) an exchange ratio of 0.741 of a CSR ordinary share for each share of SiRF common stock.

(3)

Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of the approximate number of shares of SiRF common stock to be exchanged for ordinary shares of CSR in the merger (calculated as set forth in note (2) above) based upon a market value of $3.84 per share of SiRF common stock, the average of the high and low sale prices per share of SiRF common stock on the NASDAQ Global Select Market on May 28, 2009.

(4)	$9,897 of the registration fee was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note:

The purposes of filing this Amendment No. 1 to the Registration Statement on Form F-4 (Registration No. 333-159615) of CSR plc are solely:

(i)	to register additional ordinary shares, par value £0.001, of CSR plc, that may be issued in connection with the exercise of stock options and/or the vesting of restricted stock units of SiRF Technology Holdings, Inc. prior to the merger of Shannon Acquisition Sub, Inc. with and into SiRF Technology Holdings, Inc.; and

(ii)	to file amended opinions of Slaughter and May, Paul, Weiss, Rifkind, Wharton & Garrison LLP and Simpson Thacher & Bartlett LLP (exhibits 5.1, 8.1 and 8.2 respectively) in each case dated as of June 2, 2009, being the date CSR intends this Registration Statement to be declared effective by the Securities and Exchange Commission.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Article 139 of CSR’s articles of association provides:

“139. Indemnity of Directors

To the extent permitted by the Companies Acts, the company may indemnify any director of the company or of any associated company against any liability and may purchase and maintain for any director of the company or of any associated company insurance against any liability. No director of the company or of any associated company shall be accountable to the company or the members for any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the company. In this article the term ‘director’ shall include any former director.”

Chapter 7 (Directors’ Liabilities) of the Companies Act 2006 provides as follows:

“232. Provisions protecting directors from liability

(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a) section 233 (provision of insurance),

(b) section 234 (qualifying third party indemnity provision), or

(c) section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

233. Provision of insurance

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

234. Qualifying third party indemnity provision

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company. Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a) any liability of the director to pay—

(i) a fine imposed in criminal proceedings, or

(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director—

(i) in defending criminal proceedings in which he is convicted, or

(ii) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii) in connection with an application for relief (see subsection (6))

in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5) For this purpose—

(a) a conviction, judgment or refusal of relief becomes final—

(i) if not appealed against, at the end of the period for bringing an appeal, or

(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of—

(i) if it is determined and the period for bringing any further appeal has ended, or

(ii) if it is abandoned or otherwise ceases to have effect.

(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

235. Qualifying pension scheme indemnity provision

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2) Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme. Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a) any liability of the director to pay—

(i) a fine imposed in criminal proceedings, or

(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5) For this purpose—

(a) a conviction becomes final—

(i) if not appealed against, at the end of the period for bringing an appeal, or

(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of—

(i) if it is determined and the period for bringing any further appeal has ended, or

(ii) if it is abandoned or otherwise ceases to have effect.

(6) In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.

Section 1157 of the Companies Act 2006 provides as follows:

“1157. Power of court to grant relief in certain cases

(1) If in proceedings for negligence, default, breach of duty or breach of trust against—

(a) an officer of a company, or

(b) a person employed by a company as auditor (whether he is or is not an officer of the company),

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—

(a) he may apply to the court for relief, and

(b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.”

CSR maintains directors’ and officers’ insurance coverage, which, subject to policy terms and limitations will include coverage to reimburse CSR for amounts that it may be required or permitted by law to pay directors or officers of CSR.

CSR has also entered into deeds of indemnity in the form of an individual agreement with each director (including proposed directors Diosdado Banatao and Kanwar Chadha) providing a qualifying third party indemnity in favor of each director to the extent permitted by the U.K. Companies Act 2006 or other applicable law.

Item 21.	Exhibits

(a)	The following exhibits are filed herewith unless otherwise indicated:

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	Filed by	Filing Date	Exhibit Number
2.1	Agreement and Plan of Merger, dated as of February 9, 2009, by and among SiRF Technology Holdings, Inc., Shannon Acquisition Sub, Inc., and CSR plc (attached as Appendix C to the proxy statement/prospectus included in this registration statement).	F-4	CSR	May 29, 2009	2.1

	The following exhibit to the Agreement and Plan of Merger has been omitted. CSR will furnish copies of the omitted exhibit to the Commission upon request:

	Exhibit A: Form of Surviving Corporation Certificate of Incorporation

2.2	Asset Sale Agreement, dated as of May 31, 2005, by and between SiRF Technology Holdings, Inc. and Motorola, Inc.	8-K	SiRF	June 30, 2005	2.1

	The following exhibits and schedules to the Asset Sale Agreement have been omitted. SiRF will furnish copies of the omitted exhibits and schedules to the Commission upon request:

	Schedule 1: GPS IC Products

	Schedule 2: Engineering Assets, Equipment, Computers (Leased and Owned), Software Licenses, etc.

	Schedule 3(a): Hired Employees

	Schedule 3(b): Transferred Employees

	Schedule 5(e): Agreements

	Exhibit A: Form of General Assignment, Bill of Sale and Assumption Agreement

	Exhibit B: Form of Intellectual Property Agreement

	Exhibit C: Form of Corporate Supply Agreement

3.1(i)	Memorandum of Association of CSR plc	F-4	CSR	May 29, 2009	3.1(i)

3.2(ii)	Articles of Association of CSR plc	F-4	CSR	May 29, 2009	3.2(ii)

4.1	Amended and Restated Investors’ Rights Agreement of SiRF, dated February 14, 2003	S-1	SiRF	February 10, 2004	4.2

4.2	Form of share certificate of CSR ordinary share	F-4	CSR	May 29, 2009	4.2

5.1**	Opinion of Slaughter and May regarding legality of securities to be issued pursuant to this registration statement.

8.1**	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain tax matters.

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	Filed by	Filing Date	Exhibit Number
8.2**	Opinion of Simpson Thacher & Bartlett LLP as to certain tax matters.

9.1	Form of Voting and Support Agreement (attached as Appendix C to the proxy statement/prospectus included in this registration statement).	F-4	CSR	May 29, 2009	9.1

10.1#	CSR Global Share Option Plan	F-4	CSR	May 29, 2009	10.1

10.2#	CSR Share Award Plan	F-4	CSR	May 29, 2009	10.2

10.3#	CSR Share Option Plan	F-4	CSR	May 29, 2009	10.3

10.4#	CSR Save As You Earn Option Scheme	F-4	CSR	May 29, 2009	10.4

10.5	XAP Technology Licence and XAP2 Development Agreement by and between Cambridge Consultants Limited and Cambridge Silicon Radio Limited	F-4	CSR	May 29, 2009	10.5

10.6	Know-How and IPR Agreement by and between Cambridge Consultants Limited and Cambridge Silicon Radio Limited	F-4	CSR	May 29, 2009	10.6

10.7	Lease dated September 17, 2001, by and between CSR and Trinity College Cambridge	F-4	CSR	May 29, 2009	10.7

10.8	Lease dated September 29, 2004, by and between CSR and The Crown Estates	F-4	CSR	May 29, 2009	10.8

10.9	Lease dated August 1, 2006, by and between CSR and St. John’s College Cambridge	F-4	CSR	May 29, 2009	10.9

10.10	Lease dated December 20, 2004, by and between CSR and Crescent Real Estate Funding VIII LP	F-4	CSR	May 29, 2009	10.10

10.11	Form of Indemnification Agreement between SiRF Technology Holdings, Inc. and its officers and directors	S-1	SiRF	February 10, 2004	10.1

10.12#	1995 Stock Incentive Plan and form of agreements thereunder	S-1	SiRF	February 10, 2004	10.2

10.13#	2004 Stock Incentive Plan, as amended, and form of agreements thereunder	10-Q	SiRF	November 7, 2006	10.1

10.14#	2004 Employee Stock Purchase Plan	S-1/A	SiRF	March 16, 2004	10.4

10.15#	TrueSpan Incorporated 2004 Stock Incentive Plan and form of agreements thereunder	S-8	SiRF	April 3, 2006	99.1

10.16#	Form of Performance Share Award Agreement	8-K	SiRF	October 26, 2006	10.1

10.17*	Patent Cross License and Covenant Not to Sue Agreement, entered into on November 1, 2006, by and among SiRF Technology, Inc. on the one hand and u-NAV Microelectronics Corporation and u-NAV Microelectronics Finland OY on the other hand	10-K	SiRF	February 27, 2007	10.7

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	Filed by	Filing Date	Exhibit Number
10.18	Amended and Restated Loan and Security Agreement, dated March 23, 2003, between SiRF Technology Holdings, Inc. and Silicon Valley Bank and amendments thereto dated February 2, 2004 and March 15, 2004	S-1A	SiRF	March 16, 2004	10.8

10.19	Lease, dated May 20, 2004, between SiRF Technology Holdings, Inc. and Henry A. Pappani and Donald A. Perrucci, Co-Trustees of the Anthony Paul Perrucci Testamentary Trust; and Josephine E. Perrucci 1978 Trust, Donald A. Perrucci, Trustee	10-K	SiRF	February 27, 2007	10.9

10.20	The First Amendment to Lease, dated May 15, 2006, between SiRF Technology Holdings, Inc. and Henry A. Pappani and Donald A. Perrucci, Co-Trustees of the Anthony Paul Perrucci Testamentary Trust; and Josephine E. Perrucci 1978 Trust, Donald A Perrucci, Trustee	10-K	SiRF	February 27, 2007	10.10

10.21	Lease, dated September 24, 2004, between SiRF Technology Holdings, Inc. and PS Business Park, L.P.	10-K	SiRF	February 27, 2007	10.11

10.22	Lease, dated June 1, 2005, between SiRF Technology Holdings, Inc. and Lamb Boys South Pointe, LLC	10-K	SiRF	February 27, 2007	10.12

10.23	Lease, dated February 19, 2004 between SiRF Technology Holdings, Inc. and SISBRO Promoters Pvt. Ltd.	10-K	SiRF	February 27, 2007	10.13

10.24	Lease, dated May 20, 2005, between SiRF Technology Holdings, Inc. and SISBRO Promoters Pvt. Ltd.	10-K	SiRF	February 27, 2007	10.14

10.25	Lease, effective May 1, 2006, between SiRF Technology Holdings, Inc. and Vasakronon AB (Public Limited Company)	10-K	SiRF	February 27, 2007	10.15

10.26	Lease, dated February 23, 2004, between SiRF Technology Holdings, Inc. and Mr. M. Zabulon Athisayam and Ms. Deva Pouse Christy Bai	10-K	SiRF	February 27, 2007	10.16

10.27	Lease, dated February 17, 2005, between SiRF Technology Holdings, Inc. and Mr. A. Majeed, Mr. A. Aziz Qader, Mr. A. Rasheed Razack, Mr. A. Hameed Razack and Mr. A. Rahim Razack	10-K	SiRF	February 27, 2007	10.17

10.28	Lease, dated July 14, 2006, between SiRF Technology Holdings, Inc. and BYIBC Knowledge Park Pvt. Ltd.	10-K	SiRF	February 27, 2007	10.18

10.29	Lease, dated November 16, 2006 between SiRF Technology Holdings, Inc. and UOL Property Investments PTE Ltd.	10-Q	SiRF	August 7, 2007	10.1

10.30#	Centrality Communications, Inc. 1999 Stock Plan	S-8	SiRF	August 7, 2007	99.1

21.1	List of Subsidiaries of CSR plc	F-4	CSR	May 29, 2009	21.1

23.1	Consent of Deloitte LLP, Independent Registered Public Accounting Firm	F-4	CSR	May 29, 2009	23.1

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	Filed by	Filing Date	Exhibit Number
23.2	Consent of Deloitte & Touche LLP, Independent Auditors	F-4	CSR	May 29, 2009	23.2

23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm to SiRF Technology Holdings, Inc.	F-4	CSR	May 29, 2009	23.3

23.4	Consent of Slaughter and May (included in Exhibit 5.1 and incorporated herein by reference)	F-4	CSR	May 29, 2009	23.4

24.1	Powers of Attorney for CSR plc (included on the signature page to this registration statement)	F-4	CSR	May 29, 2009	23.5

99.1	Form of Proxy for SiRF Technology Holdings, Inc.	F-4	CSR	May 29, 2009	23.6

99.2	Consent of Goldman, Sachs & Co.	F-4	CSR	May 29, 2009	23.7

99.3	Amendment to the Restated Loan and Security Agreement, between the Registrant and Silicon Valley Bank dated February 14, 2005	10-K	SiRF	February 27, 2007	99.1

99.4	Amendment to the Restated Loan and Security Agreement between SiRF Technology Holdings, Inc. and Silicon Valley Bank dated December 19, 2006	10-K	SiRF	February 27, 2007	99.2

99.5**	Consent of Proposed Directors

#	Indicates management contract or compensatory plan or arrangement.

*	Confidential treatment requested.

**	Filed herewith.

Item 22.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(c)	The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, the United Kingdom, on June 2, 2009.

CSR plc

By:	/S/ WILL GARDINER
Name:	Will Gardiner
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form F-4 has been signed by the following persons in the capacities on June 2, 2009.

Name	Title(s)
/S/ * Ron Mackintosh	Chairman (non-executive) of the Board of Directors

/S/ * Joep van Beurden	Chief Executive Officer and Director (Principal Executive Officer)

/S/ WILL GARDINER Will Gardiner	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

/S/ * James Collier	Chief Technical Officer and Director

/S/ * Christopher Ladas	Operations Director

/S/ * Anthony Carlisle	Non-Executive Director and Senior Independent Director

/S/ * Sergio Giacoletto	Non-Executive Director

/S/ * Andrew Allner	Non-Executive Director

*By:	/S/ WILL GARDINER
Will Gardiner
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly registered representative in the United States of CSR plc, has signed this registration statement or amendment thereto in the city of Palo Alto, state of California, on June 2, 2009.

By:	/s/ *
Name:	Christopher Ladas
Title:	Operations Director

*By:	/s/ WILL GARDINER
Will Gardiner
Attorney-in-Fact